EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is entered into on April __, 2011 (the “Effective Date”), by and between Vu1 Corporation, a California corporation having its principal executive office at 469 Seventh Avenue, Suite 356, New York, NY 10018 (the “Company”), and Scott C. Blackstone, Ph.D., an individual residing at _______________________________ (“Executive”).

1.           Employment.

(a) The Company hereby employs Executive and Executive hereby accepts employment by the Company as its President and Chief Executive Officer.  The Executive shall perform such executive and managerial duties and responsibilities customary to his office and as are reasonably necessary to the operations of the Company and as may be assigned to him from time to time by or under authority of the Board of Directors of the Company (the “Board”).  Executive shall report to the Board.

(b)  Executive agrees that, during the Employment Period (as defined below), he will devote all of his normal working time and energies to his responsibilities for the Company, and will faithfully and to the best of his ability, discharge those duties to the reasonable satisfaction of the Board.  During the Employment Period, Executive will not accept other gainful employment or become or remain an officer or director of any other corporation, except that Executive may continue to serve as the Chairman of the Board of Apollo Systems Inc. (but only for so long as such company does not compete with any product or service of the Company or its subsidiaries (as such products and services exist now at the Effective Date or at any time during the Employment Period) or require in excess of ten hours per month of Executive’s time), or otherwise with the prior consent of the Board.

(c)   As a condition to the effectiveness of this Agreement, concurrently with this Agreement, Executive shall execute and deliver to the Company the Executive Nondisclosure, Nonsolicitation and Invention Assignment Agreement in the form attached hereto as Exhibit A, which is part of this Agreement.

2.           Term.  Unless earlier terminated by either party, the term of this Agreement shall be for a period of three (3) years, commencing on the Effective Date (the “Employment Period”).

3.           Compensation.  During the term of this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept in exchange for the services rendered hereunder by him, the following compensation:

(a)           Base Salary.  Executive’s annual base salary (the “Base Salary”) will be of $245,000, before all customary payroll deductions.  The Base Salary shall be paid to Executive in substantially equal installments and at the same intervals as other executives of the Company are paid, at a minimum of one payment per calendar month.

(b)           Stock Options.  Executive shall be granted as of the Effective Date stock options to purchase 2,216,129 shares of Common Stock of the Company (“Initial Grant”) under the Company’s 2007 Stock Compensation Plan, as amended (the “Plan”), representing 2% of the Company’s outstanding shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock as of the grant date. Such Initial Grant shall vest in equal monthly installments over the Employment Period and shall have a term of five (5) years after the Effective Date.

(c)          Incentive Compensation.  The Board and Executive agree that Executive will be eligible for any cash performance-based incentive compensation package established by the Compensation Committee of the Board from time to time during the Employment Period.

4.           Benefits.

(a)           Health Benefits.  The Board and Executive agree that Executive will be eligible for any health insurance plan established by the Company and made available to other executive officers of the Company.  Upon such health insurance plan being established, the Company shall provide Executive with family coverage health insurance. Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs).

(b)           Business Expenses.  During the Employment Period, Executive shall be reimbursed for all reasonable business expenses according to the Company’s standard practices for expense reimbursement.  The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably request.

(c)           Vacation.  During the Employment Period, Executive shall be entitled to three (3) weeks’ paid vacation. Executive agrees that no more than ten (10) days of vacation will be used consecutively without prior consent of the Company. Unused vacation time may be accrued during the term of this Agreement, but in no event shall Executive accrue and carry over more than ten (10) days of paid vacation.  Any unused vacation time above the amount that may be carried over shall be paid in cash.

5.           Payments and Benefits Upon Termination.

(a)           Voluntary Resignation by Executive or Termination for Cause by the Company.  Following termination of the Executive’s employment by Executive or by the Company for Cause (as defined below), the Company shall pay Executive salary due and owing as of the Executive’s last day of employment, plus any accrued but unused vacation, less standard deductions, and shall reimburse Executive for any outstanding expenses.  If Executive voluntarily resigns, dies, is Disabled or is terminated by the Company for Cause, then Executive will have no further right to the compensation set forth in Sections 3(a) and 3(c) hereof, and all of Executive’s unvested stock options granted under Section 3(b) of this Agreement shall be cancelled.  Additionally, if Executive voluntarily resigns within one (1) year after the Effective Date, Executive’s right to the options described in Section 3(b) shall be forfeited to the Company.

(b)           Termination Without Cause or Following a Change of Control.  Upon termination of Executive’s employment by the Company (i) for any reason other than Cause or (ii) on or within 180 days after a Change of Control by the Company of Executive, and in each case provided that the Executive signs a release of all claims or potential claims against the Company, the Company shall pay Executive an amount equal to six months of Executive’s annual Base Salary in effect immediately prior to the date of Executive’s termination (the “Cash Severance”), payable, at the Company’s discretion, in a lump sum or on the Company’s regularly scheduled pay day(s).  All payments under this Section 5(b) are subject to applicable federal and state payroll withholding or other applicable taxes.

(c) Immediate Vesting of Options. Upon a termination covered by Section 5(b) above, any and all stock options described in Section 3(b) or granted subsequent to this Agreement that are not vested as of the date of termination shall vest immediately and become exercisable effective with the date of such termination.

(d)           “Cause” Definition.  For purposes of this Agreement, “Cause” means, in the Company’s sole determination using reasonable standards, the occurrence of any of the following:  (i) the Executive's refusal to perform, or Executive’s gross misconduct or negligence in the performance of, his duties and responsibilities as President and Chief Operating Officer, or the breach by Executive of any provision of this Agreement, but in each case, any occurrence of “Cause” under this subsection 5(d)(i) will exist only if Executive has received first written notice of the alleged misconduct, negligence, or breach and has not performed the duties or responsibilities or cured the alleged breach within the 20-day period following Executive’s receipt of the notice; (ii) violation by Executive of a state or federal law, rule or regulation involving the commission of a crime against the Company (including violation of any statutory or common law duty of loyalty to the Company) or that is potentially materially injurious to the Company, or any felony or any crime involving moral turpitude, dishonesty or theft; (iii) any act of misconduct, theft, misappropriation of Company property, moral turpitude, fraud, intentional misrepresentation, bad faith or dishonesty by Executive; (iv) any act by Executive that substantially materially injures or could reasonably be expected to substantially materially injure the business or business relationships of the Company; or (v) Executive’s inability to perform his duties because of sickness or injury for more than 30 consecutive days.

(e)           “Change of Control” Definition.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:  (i) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets in one or a series of related transactions; or (ii) the consummation of a merger or consolidation of the Company or share exchange involving any other corporation, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger effected solely for purposes of changing the domicile of the Company.

6.           Ability to Perform.  Executive hereby represents and warrants to the Company that he is under no legal disability and has entered into no agreements which in any way limit or render the Executive incapable of performing his obligations under this Agreement or his fiduciary duties as the President and Chief Operating Officer of the Company.  Executive further covenants that he will not impair his ability to carry out his obligations under this Agreement or his fiduciary duties as President and Chief Operating Officer of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the provisions of the agreement set forth in Exhibit A hereto.

7.           Indemnification. The Company shall include Executive in the coverage provided by its existing indemnity insurance, which insures directors and officers against any liability arising out of their employment by the Company in the aggregate amount of $10,000,000.  In addition, the Company shall indemnify Executive to the fullest extent permitted by California law, consistent with the Company's Certificate of Incorporation and By-Laws.  Without limiting the foregoing, the Company specifically agrees to indemnify and hold harmless the Executive from and against any and all claims, losses or damages and expenses (including reasonable attorneys, fees) judgments, fines, settlements and other amounts actually incurred in connection with any proceeding arising by reason of Executive's employment by the Company, including any employment as a consultant or otherwise prior to the date of this Agreement.  The scope of indemnification provided hereby includes, without limitation, any loss of income or other consequential damages suffered by Executive as a consequence of any claims made by any party or any ensuing claim resolution process.  The Company shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.

8.           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed there without giving effect to the principles of conflicts of law.  The parties hereby consent and agree that the federal or state courts of the State of New York (located in New York, New York) will have jurisdiction to hear, determine and enforce any claims or disputes arising out of or related to the provisions of this Agreement.

9.           Arbitration and/or Attorneys’ Fees. Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Exhibit A), shall be determined by final and binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction be either the Company or the Executive.

The parties hereto indicate their acceptance of the foregoing arbitration requirement by initialing below.

______________________                                           _____________________
For the Company                                                                For the Executive

The substantially prevailing party in any arbitration litigation or similar proceeding shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees and disbursements, in connection with such litigation, arbitration or similar proceeding.

10.           Amendments; Waiver; Cure.  No amendment, waiver or modification in whole or in part of this Agreement, or any term or condition of this Agreement, shall be effective unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11.           Binding Effect; Successors.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.

12.           Survival of Obligations.  The covenants and agreements set forth in this Agreement (including Exhibit A hereto) shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the party in whose favor they run.

13.           Assignability of Agreement.

(a)           By Executive.  Except as otherwise provided in this Agreement, the Executive shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

(b)           By the Company.  The benefits hereunder with respect to the rights of the Company to the services of the Executive may be assigned by the Company, with the consent of the Executive, to any other Company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the obligations and liabilities of the Company under this Agreement shall be binding upon any such successors in interest or transferees.

14.           Supersedes Other Agreements.  This Agreement supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral.

15.           Counterparts.  This Agreement may be executed in two original counterparts.  Both counterparts shall constitute one and the same Agreement.

EXECUTED by the parties hereto as of the date above:

EXECUTIVE:

Scott C. Blackstone, Ph.D.

COMPANY:

VU1 CORPORATION

By:
Name:
Title: